Exhibit 99.1

FOR IMMEDIATE RELEASE

PRIME MERIDIAN HOLDING COMPANY REPORTS

FIRST QUARTER 2018 RESULTS

TALLAHASSEE, FL., April 24, 2018 (GLOBE NEWSWIRE) – Prime Meridian Holding Company (OTCQX: PMHG) the parent bank holding company for Prime Meridian Bank today announced unaudited financial results for the quarter ended March 31, 2018. The Company reported net earnings of $754,000, or $0.24 per basic and diluted share, for the quarter ended March 31, 2018, compared to net earnings of $536,000 or $0.27 per basic and diluted share, for the quarter ended March 31, 2017.

“We are very pleased with our performance this quarter,” said Sammie D. Dixon, Jr., Vice Chairman, President and CEO of the Company. “We continued our growth in our loan portfolio and have kept our momentum going,” he continued, noting that booking loans early in the year elevates interest income for the year.

“There have been challenges, though,” Dixon reminded. “The market is experiencing a rising rate environment.” According to Dixon, “this has benefitted the Bank so far and means a new level of rate management both on the lending and depository side.”

“Maintaining good margins and levels of core deposits has meant adapting and responding to the market,” said Dixon. “We have done so through careful analysis, planning and often one-on-one communication with clients. We use the same approach when looking at growth opportunities. Our team models market information against our culture looking for a good fit,” explained Dixon. “We are planning and waiting for when we think the time is right.”

In February, the Bank’s mortgage department was the top producer both in terms of money volume and number of mortgages in Leon county, according to reporting by Metro Market Trends.

“I cannot say enough about our mortgage team,” said Dixon. “Home lending is a very competitive space — one that requires discipline and strong core values. We have remained conservative relative to rates, even as many competitors have become more aggressive. Our mortgage team represents us well and it shows.”

The Bank celebrated its 10th anniversary on February 4, 2018. “Ten years serving our clients and community is certainly a milestone,” said Dixon. “We appreciate the opportunity to be part of our clients’ successes.”

During a week-long 10-year anniversary celebration, many long-time clients shared their experiences with the Bank in social media videos. “Listening to what’s important to our clients is inspiring,” said Dixon. “It reinforces our core belief that good banking is just people helping people.”

An expression of that inspiration is the unprecedented level in which the Bank is giving back to the community. In addition to many annual sponsorships to local charities, the Bank was a first time Title Sponsor for Night to Shine, the Tim Tebow Foundation’s prom night experience for people with special needs. “The event had record attendance locally. We were grateful to play a role in its success,” said Dixon.

First Quarter 2018 Highlights compared with 2017

•	The Company paid its third annual cash dividend of $0.10 per share, increasing it for the second consecutive year.

•	Net loans increased $46.9 million, or 20.8%, over the first quarter of 2017 and $22.4 million, or 8.9%, since December 31, 2017.

•	Net income for the first quarter of 2018 increased 40.7% year over year to $754,000, boosted by 21.5% growth in net interest income, 22.2% growth in noninterest income and a lower corporate income tax rate in 2018.

•	For the quarter ended March 31, 2018, the annualized Return on Average Assets was 0.86%, the annualized Return on Average Equity was 6.45%, and the net interest margin was 3.83%.

•	The Company celebrated its 10th anniversary in February, 2018, reporting total assets of $358.3 million at March 31, 2018.

Earnings Summary

Net earnings for the three-month period ended March 31, 2018 were $754,000, compared to net earnings of $694,000 and $536,000 for the three-month periods ended December 31, 2017 and March 31, 2017, respectively. On a linked quarter basis, the $60,000 increase of net income is mostly due to a lower corporate income tax rate as earnings before income taxes were $998,000 for the first quarter of 2018, $246,000 lower than the $1.2 million reported for the fourth quarter of 2017. A 4.7%, or $163,000, increase in total interest income, a 4.0%, or $20,000, increase in total noninterest income, and a 55.6%, or $306,000, decrease in income tax expense were offset by a 12.8%, or $45,000, increase in interest expense, an 8.6%, or $199,000, increase in noninterest expense, and most significantly by a 268.1%, or $185,000, increase in the provision for loan losses, due to increased loan production.

The $218,000 increase in net earnings for the first three months of 2018 compared to the same period a year ago is attributed to a 24.8%, or $723,000, increase in total interest income, a 22.2%, or $94,000, increase in total noninterest income, and a 21.0%, or $65,000, decrease in income tax expense, all partially offset by a 60.7%, or $150,000, increase in total interest expense, a 625.7%, or $219,000, increase in the provision for loan losses, and a 13.4%, or $295,000, increase in total noninterest expense. There were two macro factors impacting results favorably in the first quarter of 2018 - the enactment of the Tax Cuts and Job Act on December 22, 2017 which has resulted in a lower corporate income tax rate and continued rising interest rates as the overnight funds rate increased in March, 2018 for the sixth time since December, 2015. The Bank’s strong first quarter loan production at higher yields than prior quarters outweighed its increased cost of funds.

Net Interest Income

Compared to the fourth quarter of 2017, net interest income increased $118,000, or 3.8%. Average earning assets increased $1.1 million, or 0.3%, on a linked quarter basis, while the net interest margin increased 13 basis points. Average earning asset growth included a $14.6 million, or 5.8%, increase in average loans, and a $209,000, or 0.4%, increase in average securities, partially offset by a $719,000 or 12.1%, decrease in average mortgage loans held for sale and a $13.0 million, or 42.8%, decrease in other interest-earning assets. The decrease in other interest-earning assets reflects a shift in our earning assets mix from overnight funds to higher yielding loans, which boosted first quarter profitability. The increase in the net interest margin reflected an 18 basis point increase in the yield on average interest-earning assets, partially offset by a 7 basis point increase in the cost of interest-bearing deposits. Noninterest-bearing deposits remained relatively unchanged from the prior quarter.

Net interest income for the 2018 first quarter increased $573,000, or 21.5%, from the 2017 first quarter. This reflected the benefit from the $42.5 million increase in average earning assets coupled with a 23 basis point improvement in the net interest margin to 3.83%. Average earning asset growth included a $39.1 million, or 17.2%, increase in average loans, a $3.0 million, or 131.5%, increase in average mortgage loans held for sale, and a $13.3 million, or 36.9%, increase in average securities, partially offset by a $13.0 million, or 42.7%, decrease in other interest-earning assets. Again, the shift in the earning assets mix from lower yielding overnight funds to higher yielding loans improved profitability for the first quarter of 2018. The net interest margin expansion reflected a 36 basis point increase in the average yield on earnings assets, partially offset by a 23 basis point increase in the average cost of interest-bearing deposits.

Provision for Loan Losses

The provision for loan losses was $254,000 for the quarter ended March 31, 2018, representing a $185,000, or 268.1%, increase over the quarter ended December 31, 2017 and a $219,000, or 625.7%, increase year over year. Net loans have increased $22.4 million from December 31, 2017 and $46.9 million since March 31, 2017, resulting in the higher provision.

Noninterest Income

Noninterest income increased $20,000, or 4.0%, from the fourth quarter of 2017. A $6,000, or 7.4%, increase in service charges and fees on deposit accounts, a $5,000, or 1.6%, increase in mortgage banking revenue, and a $9,000, or 9.7%, increase in other noninterest income (namely debit card and credit card fee income) all contributed to the increase over the prior quarter.

For the quarter ended March 31, 2018, noninterest income increased $94,000, or 22.2%, from the same period a year ago. The primary drivers of this increase were mortgage banking revenue which increased $66,000, or 26.3%, and higher other noninterest income which increased $21,000, or 25.9%, due mostly again to higher debit card and credit card fee income.

Noninterest Expense

For the quarter ended March 31, 2018, noninterest expense increased 8.6%, or $199,000, compared to the quarter ended December 31, 2017. The majority of the increase can be attributed to higher salaries and employee benefits. Also, marketing costs increased $73,000, or 54.5%, from the prior quarter as the Bank made a deliberate decision to elevate its marketing activities in 2018 and also forecasts approximately 35% of its marketing budget in the first quarter versus 16% in the fourth quarter. Slight increases in occupancy and equipment, professional fees, and software maintenance, amortization and other, also contributed to the increase in noninterest expense over the prior quarter.

Compared to the first quarter of 2017, noninterest expense increased $295,000, or 13.4%. Again, the majority of the increase is attributed to higher salaries and employee benefits as the Bank continues to add additional personnel as it positions itself for organic growth and possible expansionary activities. Full-time equivalent employees increased from 67 at March 31, 2017 to 71 at March 31, 2018, while salaries and employee benefits increased $188,000, or 15.1%. The other primary contributor to the increase in noninterest expense was marketing expense. The $53,000, or 34.4%, increase in marketing reflects a growing community bank’s expanding civic involvement.

Balance Sheet

As of March 31, 2018, the Company had grown to $358.3 million in total assets, $309.3 million in deposits, and $272.6 million in portfolio net loans. This compares to $347.2 million in total assets, $298.3 million in deposits, and $250.3 million in portfolio net loans as of December 31, 2017. The composition of the Bank’s loan portfolio was as follows on the indicated dates:

Prime Meridian Holding Company and Subsidiary

Loans by Class

(Dollars in thousands)

	March 31, 2018		December 31, 2017
	(unaudited)		(audited)
	Amount	% of Total	Amount	% of Total
Commercial real estate	$87,388	31.7%	$79,565	31.5%
Residential real estate and home equity	104,835	38.0	94,824	37.4
Construction	30,210	11.0	26,813	10.6
Commercial	46,022	16.7	44,027	17.4
Consumer	7,156	2.6	7,742	3.1

Total Loans	275,611	100.0%	252,971	100.0%

Net deferred loan costs	385		424
Allowance for loan losses	(3,385)		(3,136)

Loans, net	$272,611		$250,259

Total stockholders’ equity was $46.9 million, or 13.1% of total assets at March 31, 2018, compared to $47.0 million, or 13.5% of total assets, at December 31, 2017. Book value per share decreased slightly from $15.06 at December 31, 2017 to $15.03 at March 31, 2018, with 3,122,769 common shares outstanding. The slight decrease in book value was caused by an increase in the Company’s accumulated other comprehensive loss from $296,000 at December 31, 2017 to $841,000 at March 31, 2018 and a 3,792 increase in the number of shares outstanding.

As of March 31, 2018, the Bank was considered to be “well capitalized” with a Tier 1 Leverage Capital Ratio of 9.69%, a 12.38% Common Equity Tier 1 Risk-Based Capital Ratio, a 12.38% Tier 1 Risk-Based Capital Ratio, and a 13.61% Total Risk-Based Capital Ratio.

Asset Quality

Loans totaling $980,000 were deemed to be impaired under the Bank’s policy at March 31, 2018, while loans totaling $134,000 were deemed to be impaired under the Bank’s policy at December 31, 2017. At March 31, 2018, the Bank had three nonaccrual loans in the aggregate amount of $369,000 compared to two nonaccrual loans totaling $134,000 at December 31, 2017. Net charge-offs totaled $5,000 for the quarter ended March 31, 2018. Management believes that the allowance for loan losses which was $3.4 million, or 1.23% of gross loans, at March 31, 2018 is adequate.

About Prime Meridian Holding Company

Headquartered in Tallahassee, Florida, Prime Meridian Holding Company offers a broad range of banking services through its wholly owned subsidiary, Prime Meridian Bank, a Florida state-chartered non-member bank. Founded in 2008, the Bank serves its primary market of the Tallahassee

Metropolitan Statistical Area, but also serves clients in the North Florida and South Georgia markets. The Bank currently has three office locations, two in Tallahassee, and a third location in Crawfordville, Florida. As of March 31, 2018, the consolidated Company had 71 full-time equivalent employees. For more information about Prime Meridian Holding Company, please visit our website at www.primemeridianbank.com.

Tables Follow

Prime Meridian Holding Company and Subsidiary

Condensed Consolidated Statements of Earnings (Unaudited)

(dollars in thousands except per share data)

	Q1’18	Q4’17	Q3’17	Q2’17	Q1’17
Interest income:
Loans	$3,274	$3,091	$3,025	$2,838	$2,635
Securities	288	274	252	248	209
Other	74	108	114	88	69

Total interest income	3,636	3,473	3,391	3,174	2,913

Interest Expense-Deposits	397	352	326	256	247

Total interest expense	397	352	326	256	247

Net interest income	3,239	3,121	3,065	2,918	2,666
Provision for loan losses	254	69	32	120	35

Net interest income after provision for loan losses	2,985	3,052	3,033	2,798	2,631

Noninterest income:
Service charges and fees on deposit accounts	87	81	80	81	80
Mortgage banking revenue	317	312	275	417	251
Income from bank-owned life insurance	11	11	12	11	12
Loss on sale of securities available for sale	—	—	—	—	(1)
Other income	102	93	88	89	81

Total noninterest income	517	497	455	598	423

Noninterest expense:
Salaries and employee benefits	1,435	1,322	1,248	1,239	1,247
Occupancy and equipment	235	220	247	233	247
Professional fees	84	71	90	82	63
Marketing	207	134	129	157	154
FDIC/State Assessment	36	35	35	42	46
Software Maintenance, amortization and other	148	141	132	133	129
Other	359	382	321	333	323

Total noninterest expense	2,504	2,305	2,202	2,219	2,209

Earnings before income taxes	998	1,244	1,286	1,177	845
Income taxes	244	550	464	412	309

Net earnings	$754	$694	$822	$765	$536

Basic earnings per share	$0.24	$0.21	$0.26	$0.30	$0.27

Diluted earnings per share	$0.24	$0.21	$0.26	$0.30	$0.27

Prime Meridian Holding Company and Subsidiary

Condensed Consolidated Statements of Earnings

	Three Months Ended
	March 31,
	unaudited
(in thousands, except per share amounts)	2018	2017
Interest income:
Loans	$3,274	$2,635
Securities	288	209
Other	74	69

Total interest income	3,636	2,913

Interest expense-Deposits	397	247

Total interest expense	397	247

Net interest income	3,239	2,666
Provision for loan losses	254	35

Net interest income after provision for loan losses	2,985	2,631

Noninterest income:
Service charges and fees on deposit accounts	87	80
Mortgage banking revenue	317	251
Income from bank-owned life insurance	11	12
Loss on sale of securities available for sale	—	(1)
Other income	102	81

Total noninterest income	517	423

Noninterest expense:
Salaries and employee benefits	1,435	1,247
Occupancy and equipment	235	247
Professional fees	84	63
Marketing	207	154
FDIC/State assessment	36	46
Software maintenance, amortization and other	148	129
Other	359	323

Total noninterest expense	2,504	2,209

Earnings before income taxes	998	845
Income taxes	244	309

Net earnings	$754	$536

Earnings per common share:
Basic	$0.24	$0.27
Diluted	0.24	0.27
Cash dividends per common share(1)	0.10	0.07

(1)	Annual cash dividends were paid during the first quarters of 2018 and 2017

Prime Meridian Holding Company and Subsidiary

Condensed Consolidated Balance Sheets

(in thousands)

	March 31, 2018	December 31, 2017	September 30, 2017	June 30, 2017	March 31, 2017
	(Unaudited)	(Audited)	(Unaudited)	(Unaudited)	(Unaudited)
Assets
Cash & cash equivalents	22,175	$32,397	$34,323	$40,789	$35,200
Securities available for sale	48,014	49,809	48,744	43,670	42,950
Loans, held for sale	6,394	5,880	7,459	3,803	2,695
Loans, net	272,611	250,259	245,160	242,149	225,742
Federal Home Loan Bank stock	355	316	316	274	274
Premises & equipment, net	4,936	4,872	4,935	5,012	5,091
Accrued interest receivable	985	978	875	818	782
Bank-owned life insurance	1,768	1,757	1,746	1,734	1,723
Other assets	1,060	912	983	1,016	1,072

Total Assets	$358,298	$347,180	$344,541	$339,265	$315,529

Liabilities and Stockholders’ Equity
Noninterest-bearing demand deposits	73,736	$76,216	$70,704	$74,185	$69,244
Savings, NOW and money-market deposits	212,153	200,027	203,131	196,786	196,897
Time deposits	23,393	22,054	22,879	21,242	20,108

Total Deposits	309,282	298,297	296,714	292,213	286,249
Official checks	1,368	1,146	566	898	838
Other liabilities	708	764	934	689	880

Total Liabilities	311,358	300,207	298,214	293,800	287,967

Total Stockholders’ Equity	46,940	46,973	46,327	45,465	27,562

Total Liabilities and Stockholders’ Equity	$358,298	$347,180	$344,541	$339,265	$315,529

Prime Meridian Holding Company and Subsidiary

Financial Highlights (Unaudited)

	Q1’18	Q4’17	Q3’17	Q2’17	Q1’17
Per Share Data:
Earnings per share - Basic	$0.24	$0.21	$0.26	$0.30	$0.27
Earnings per share - Diluted	0.24	0.21	0.26	0.30	0.27
Book value per share	15.03	15.06	14.94	14.67	13.74
Weighted-average basic shares outstanding	3,120,613	3,105,003	3,100,309	2,589,921	2,005,868
Weighted-average diluted shares outstanding	3,123,442	3,107,301	3,103,544	2,592,898	2,009,156

Selected Performance Ratios and Other Data:
Return on average assets(1)	0.86%	0.80%	0.95%	0.94%	0.70%
Return on average equity(1)	6.45	5.97	7.17	8.21	7.88
Average yield on earning assets	4.30	4.12	4.08	4.05	3.94
Net interest margin	3.83	3.70	3.68	3.73	3.60
Efficiency ratio(2)	66.67	63.71	62.56	63.11	71.51

Asset Quality Data:
Nonaccrual loans	$369,000	$134,000	$60,000	$137,000	$805,000
Total nonperforming assets	369,000	134,000	60,000	137,000	805,000
Nonpeforming assets/total assets	0.10%	0.04%	0.02%	0.04%	0.26%

Regulatory Capital Ratios:
Tier 1 Leverage Capital Ratio	9.69%	9.48%	9.38%	9.67%	8.65%
Common Equity Tier I Capital Ratio	12.38	12.80	12.76	12.61	11.54
Tier I Risk Based Capital Ratio	12.38	12.80	12.76	12.61	11.54
Total Capital Ratio	13.61	14.01	13.97	13.82	12.79

[1]	ROAA and ROAE are annualized
[2]	Efficiency Ratio represents noninterest expense divided by the sum of net interest income plus noninterest income.

CONTACT:	Randy Guemple, Chief Financial Officer
(850) 907-2301
Prime Meridian Holding Company
Website: www.primemeridianbank.com